Exhibit 99.1

LCA-Vision Announces the Addition of David L. Thomas to its Executive Leadership Team

Cincinnati, March 24, 2008 - LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, announced an addition to its executive leadership team with the appointment of David L. Thomas as Senior Vice President of Operations, effective March 31, 2008. Mr. Thomas brings nearly 20 years of experience in all areas of operations, primarily in service-oriented multi-site retail environments. In this newly created position, he will oversee the operational leadership of the company’s LasikPlus® vision centers.

“I am delighted to announce the addition of Dave Thomas to LCA-Vision’s executive leadership team,” said Steve Straus, LCA-Vision’s Chief Executive Officer. “Dave’s deep operational and strategic experience in customer service retail-oriented environments, together with his outstanding leadership abilities will be key assets in helping us enhance the operational efficiencies of our LasikPlus® vision centers, as well as our best-in-class patient experience. This appointment reflects our desire to further strengthen our leadership team and to position the company to achieve its future growth objectives. I am confident that Dave will help us as we continue to build operational excellence and further propel us in our position as the leader in the laser vision correction industry. We look forward to Dave’s strong leadership skills positively impacting our organization and we welcome him to our company.”

Throughout his career Mr. Thomas has developed teams and implemented strategies to increase operational efficiencies that resulted in improved customer service, employee development, as well as improved financial performance. He has experience managing more than 650 retail locations and leading the development of over 14,000 employees, and has held both domestic and international assignments.

Mr. Thomas most recently served as Chief Operating Officer at Boston Market, Inc., which he joined in 2001, shortly after its acquisition by McDonald’s Corporation. Mr. Thomas, a McDonald’s veteran, was selected to lead the company’s turnaround, which included a transformation of the entire organization into a customer-driven collaborative culture and resulted in strong operational performance, and in a number of instances, double-digit growth in key markets. He was also instrumental in the planning and execution process to sell the company to a private equity concern. In October 2007, he received national recognition from Hospitality Technology magazine in a cover story article about his efforts to create a people-focused organization that delivered operational excellence at Boston Market, and he was the first Honorary Chairperson of the magazine’s Leadership Summit. Mr. Thomas is a noted industry expert on leadership and business management issues and was recently on an 11-city tour serving as the keynote speaker.

Prior to his appointment at Boston Market, Mr. Thomas spent nine years at McDonald’s Corporation, where he served in several operational leadership roles. During his tenure at McDonalds, he was instrumental in developing efficient time management and communication processes, as well as leading the development of innovative and successful training processes. Earlier in his career at McDonald’s he managed the marketing, advertising, media, public relations and sales for a five-state region. Through his efforts, this region experienced a transformation in operating performance, and resulted in his recognition by the company with one of its highest awards, the McDonald’s President’s Award. Throughout his career at McDonald’s he consistently received top accolades for business results, team development, and efficiency improvements. He was also a recipient of the McDonald’s Team Award for his impact on improving training processes in restaurants; its McRebe Market Share Award for real estate excellence; and its McCopco Excellence Award for best in division. Mr. Thomas was trained in all aspects of operations from managing a single restaurant to managing multiple locations.

Prior to joining McDonalds, he spent five years at Leo Burnett Worldwide where he worked with his clients to develop advertising strategies and positioning, and provided business analysis and strategic recommendations for a number of brands that ranked number one in their categories. His experience at Leo Burnett provided him with brand management and advertising strategies that continued to serve as a foundation for his future leadership roles with McDonald’s Corporation and Boston Market.

Mr. Thomas graduated from the U.S. Military Academy at West Point and completed five years of active duty in several leadership and command roles.

About LCA-Vision Inc./LasikPlus®
LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 74 LasikPlus® fixed-site laser vision correction centers in 33 states and 58 markets in the United States and a joint venture in Canada. Additional company information is available at www.lca-vision.com and www.lasikplus.com.